Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 10, 2021, except as to Note 14, as to which the date is August 13, 2021 with respect to the consolidated financial statements of CWAN Holdings, LLC included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho

August 30, 2021